CONTACT:

Jon W. Clark

Chief Financial Officer

(212) 297-1000

-Or-

Julia M. Rivera

Investor Relations

(212) 297-1000

Gramercy Capital Corp. Announces Completion of Strategic Review, New Investment Strategy and New CEO Gordon F. DuGan

NEW YORK, N.Y. – June 13, 2012 – Gramercy Capital Corp. (NYSE: GKK) today announced that its Board of Directors has, following an extensive review of strategic alternatives, approved a new investment strategy for the Company and has appointed Gordon F. DuGan as the Company's new Chief Executive Officer.

Strategic Review

The Board of Directors launched its strategic review in response to the changes in market conditions that have affected the Company and its peers. While conducting the review, at the Board’s direction, the Company implemented a series of initiatives for the purpose of preserving capital, enhancing liquidity and reducing or eliminating contingent liabilities. These initiatives, notably including the resolutions of the Goldman Mortgage and Mezzanine Loans and the negotiation of a long-term Asset Management Services Agreement with KBS Acquisition Sub, LLC, a wholly owned subsidiary of KBS Real Estate Investment Trust, Inc., have been successfully completed. In the course of the review, the Board of Directors explored a wide variety of strategic alternatives, including extensive discussions with parties with respect to a variety of potential strategic transactions.

New Business Strategy

Following its review, the Board concluded that the most appropriate alternative available to the Company is to remain independent and to focus on building value by deploying the Company's capital into income-producing net leased real estate. The new investment criteria will focus on single tenant net lease investments with durable credits across a wide variety of industries in markets with strong demographics. The investments initially will be funded from existing financial resources. Subsequently, subject to market conditions, the Company expects to seek to raise additional debt and/or equity capital to support further growth.

New Management Team

Gordon F. DuGan will become the Company's Chief Executive Officer and a member of the Company's Board of Directors on July 1, 2012.

Mr. DuGan has over 20 years of senior management experience in the real estate industry. For five years, he was CEO of W.P. Carey & Co. LLC (NYSE: WPC), or W.P. Carey, a global investment firm with approximately $12.5 billion of assets under management, and considered to be one of the leading providers of net lease financing for corporate properties. Prior to that, Mr. DuGan served in various capacities with W.P. Carey, including President and Head of Investments. During his tenure as President and CEO, W.P. Carey’s assets grew from approximately $2.5 billion to approximately $10.0 billion. He is a former member of the Board of NAREIT and has also appeared in numerous media outlets, including Forbes, Institutional Investor, The Wall Street Journal, BusinessWeek, Bloomberg and CNNfn. Mr. DuGan received his B.S. in Economics from the Wharton School at the University of Pennsylvania.

During his first 60 days, in addition to beginning the implementation of the Company's new investment strategy, Mr. DuGan, along with the Company's Board, will lead an operational review of the Company's existing assets and operations with the goal of reducing the current cost structure, further strengthening the balance sheet and determining which legacy assets and operations complement the new investment strategy. The Company expects to provide an update on its implementation of the investment strategy and this operational review in connection with its second quarter 2012 financial results, which will be released no later than August 9, 2012, and expects to further communicate the new strategy through an investor presentation to be posted to the Company’s website no later than September 30, 2012.

"We are very excited to be joining our net lease expertise with the Gramercy Finance and Realty platforms,” said Mr. DuGan. “Gramercy is well positioned to capitalize on opportunities now emerging in the marketplace. With the addition of broader net lease expertise being brought on, we plan to diversify and further strengthen the investment platform already established. I look forward to working with the Gramercy team as we move forward to build a great company.”

Joining Mr. DuGan are Benjamin P. Harris, as President, and Nicholas L. Pell, as Managing Director, as new members of senior management. Messrs. DuGan, Harris and Pell have worked together for the last five years.

▪	Mr. Harris was the head of U.S. Investments for W.P. Carey and has over 10 years of experience sourcing, underwriting and closing sale-leaseback and net lease transactions. Mr. Harris graduated with joint degrees from the University of King's College and Dalhousie University in Canada. He is a CFA charter holder.

▪	Mr. Pell was a Director in the Investment Department of W.P. Carey and has over five years of experience. Prior to joining W.P. Carey, he spent three years as a Director of Business Development at Sony Pictures Entertainment. Before he worked at Sony, he spent three years as an analyst at J.P. Morgan & Co., including two years in the mergers and acquisitions group. Mr. Pell received a B.A. in Economics from Duke University and an M.B.A. from Harvard Business School.

Private Placement

In connection with Mr. DuGan’s agreement to serve as our Chief Executive Officer, Mr. DuGan also agreed to purchase 1,000,000 shares of the Company’s common stock from the Company on June 29, 2012, for an aggregate purchase price of $2,520,000, or $2.52 per share. The per share purchase price is equal to the closing price of the Company’s common stock on the New York Stock Exchange on the day prior to the date Mr. DuGan entered into the subscription agreement with the Company.

2

Appointment of Lead Independent Director

Allan Baum, one of our directors, has been appointed as lead independent director of the Board of Directors.

Employment Agreements and Equity Compensation

Messrs. DuGan, Harris and Pell have each entered into five-year employment agreements with the Company and in connection therewith, the Company agreed to grant equity awards to these executives on July 1, 2012, which are intended to primarily be performance-based and to align the economic interests of these executives with value creation to stockholders. These equity awards will be granted pursuant to the exemption from Section 303A.08 of the New York Stock Exchange Listed Company Manual for employment inducement awards and, in accordance with the requirements for such exemption, the material terms of these awards are described below.

The equity awards that will be granted to Messrs. DuGan, Harris and Pell will consist of (i) 250,000, 150,000 and 100,000 restricted shares of the Company’s common stock, or Restricted Stock, respectively, subject to vesting in five equal annual installments, (ii) 750,000, 450,000 and 300,000 restricted stock units, or RSUs, respectively, subject to vesting in five equal annual installments as well as performance-based vesting if the Company achieves certain funds from operations hurdles or a stock price hurdle ranging from $3.00 per share to $5.00 per share, and (iii) LTIP Units in GKK Capital LP, the Company’s operating partnership, or LTIP Units, granted pursuant to a long-term outperformance plan whereby the executives, in the aggregate, may earn a range of amounts from $4 million if the Company’s stock price over a four-year period equals a minimum hurdle of $5.00 per share (less any dividends paid during the performance period) up to $20 million if the Company’s stock price equals or exceeds $9.00 per share (less any dividends paid during the performance period) at the end of the performance period. Any LTIP Units earned under the outperformance plan will remain subject to vesting, with 50% of any LTIP Units earned vesting on June 30, 2016 and the remaining 50% vesting on June 30, 2017. Messrs. DuGan, Harris and Pell will be granted LTIP Unit awards representing awards of up to $10 million of LTIP Units, $6 million of LTIP Units and $4 million of LTIP Units, respectively. For further detail regarding the equity compensation described above, see the Company's Current Report on Form 8-K which the Company expects to file with the Securities and Exchange Commission subsequent to this press release.

Transition

In accordance with the end of their employment contracts, Roger M. Cozzi will be stepping down as Chief Executive Officer and Timothy J. O’Connor will be stepping down as President. Mr. Cozzi will complete his service as Chief Executive Officer and a director of the Company as of June 30, 2012. Mr. O’Connor will remain with the Company in his current position through July 31, 2012 (during which time Mr. Harris will serve as Chief Investment Officer) and has then agreed to serve as a consultant through October 2012. Allan Baum, Chairman of the special committee of the Board said, “On behalf of the Board and the entire organization, I thank Roger and Tim for their contributions and leadership in steering the Company through an especially difficult time. The efforts led by Roger and Tim over the last three and a half years, including the resolution of Gramercy Realty and other debt obligations and retention of liquidity, have provided the Company with a strong balance sheet upon which we can pursue the new investment strategy and plans to grow the Company that we have announced today.”

3

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property management and investment company whose Gramercy Finance division focuses on the direct origination, acquisition and portfolio management of whole loans, bridge loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division focuses on third party management and, to a lesser extent, ownership and management of commercial properties leased primarily to regulated financial institutions and affiliated users throughout the United States. The Company is headquartered in New York City and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina, and St. Louis, Missouri.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including the implementation of the new business strategy, the integration of the new management team, the results of the operational review and those factors listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the SEC.

4